Exhibit 10.2

RESTRICTED Stock Award Agreement

This Restricted Stock Award Agreement (the “Agreement”) is made effective as of 11:59 p.m. on the [insert date], 2025 (the “Grant Date”) between Myers Industries, Inc., an Ohio corporation (the “Company”), and [insert name], a Director (the “Director”) of the Company.

WHEREAS, the Company has heretofore adopted the Myers Industries, Inc. 2024 Long-Term Incentive Plan, as amended from time to time (the “Plan”); and

WHEREAS, it is a requirement of the Plan that a Restricted Stock Award Agreement be executed to evidence the Restricted Stock granted to the Director.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree as follows:

1.
Incorporation of Provisions of the Plan. All of the provisions of the Plan pursuant to which the Restricted Stock is granted are hereby incorporated by reference and made a part hereof as if specifically set forth herein, and to the extent of any conflict between this Agreement and the terms contained in the Plan, the Plan shall control. To the extent any capitalized terms are not otherwise defined herein, they shall have the meanings set forth in the Plan.

2.
Grant of Restricted Stock. The Company hereby grants to the Director an Award of [______] shares of Restricted Stock on the terms and conditions set forth herein and in the Plan.

3.
Rights before Vesting.

(a)
Before the Restricted Stock vests as described in this Agreement, the Director will not have any voting rights or any other rights of a shareholder of the Company with respect to the Restricted Stock. Notwithstanding the foregoing, before the Restricted Stock vests as described in this Agreement, the Director will be entitled to all dividends paid with respect to the Restricted Stock; provided, however, that such dividends will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were issued.

(b)
Until the Restricted Stock vests as described in this Agreement, the Restricted Stock may not be sold, exchanged, transferred, pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of the Director to any party (other than the Company or a Subsidiary or affiliate thereof), or assigned or transferred by the Director otherwise than by will or the laws of descent and distribution or to the Director’s Beneficiary upon the death of the Director.

4.
Vesting of the Restricted Stock.

(a)
The Restricted Stock subject to this Agreement shall vest in full on the date of the later of (a) the 2026 annual meeting of shareholders of the Company or (b) 50 weeks following the Grant Date (such date, the “Vesting Date”), subject to the Director’s continuous service as a director of the Company through the Vesting Date.

(b)
Notwithstanding the foregoing, if the Director’s service as a director of the Company terminates prior to the Vesting Date due to the Director’s death, the Restricted Stock subject to this Agreement shall vest in full on the date of the Director’s death. If the Director’s service as a director of the Company terminates prior to the Vesting Date for any other reason, any unvested Restricted Stock will be forfeited as of the date such service terminates.

5.
Settlement. If the applicable terms and conditions of this Agreement and the Plan are satisfied, the Restricted Stock will be released from any transfer restrictions or delivered to the Director as soon as practicable thereafter (the “Settlement Date”).

6.
Taxes. The Director shall be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold, from any cash, Stock or other securities or other property deliverable under this Award or from any other compensation or other amounts owing to the Director, the amount (in cash, Stock, other securities or other property) of any required withholding taxes in respect of the Award or any payment or transfer under the Award and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.

7.
No Right to Board Seat. Nothing in this Agreement shall confer upon the Director any right to continue to serve as a director of the Company.

8.
Section 83(b) Election. Subject to Section 11(d) of the Plan, the Director may file an election pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Restricted Stock (less any purchase price paid for the Restricted Stock). The election will be made on a form provided by the Company and must be filed with the Internal Revenue Service no later than 30 days after the Grant Date. The Director must seek the advice of the Director’s own tax advisors as to the advisability of making such an election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Restricted Stock under federal, state, and any other laws, rules and regulations that may be applicable.

9.
Acknowledgement. The Director acknowledges that neither the Company nor any of the Company’s affiliates, officers, shareholders, employees, agents or representatives has provided or is providing the Director with tax advice regarding the Restricted Stock subject to this Agreement or any other matter, and the Company has urged the Director to consult with the Director’s own tax advisor with respect to the tax consequences associated with the Restricted Stock subject to this Agreement.

10.
Invalidity of Provisions. The invalidity or unenforceability of any provision of this Agreement as a result of a violation of any state or federal law, or of the rules or regulations of any governmental regulatory body, shall not affect the validity or enforceability of the remainder of this Agreement.

11.
Waiver and Modification. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by the parties hereto.

12.
Interpretation. All decisions or interpretations made by the Committee as provided in Section 3 of the Plan with regard to any question arising under the Plan or this Agreement shall be binding and conclusive on the Company and the Director.

13.
Multiple Counterparts. This Agreement may be signed in multiple counterparts, all of which together shall constitute an original agreement. The execution by one party of any counterpart shall be sufficient execution by that party, whether or not the same counterpart has been executed by any other party.

14.
Governing Law. The validity, construction, and effect of this Agreement, and any rules and regulations relating to this Agreement, shall be determined in accordance with the laws of the State of Ohio, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Director has hereunto set the Director’s hand, all as of the day and year first above written.

COMPANY:
MYERS INDUSTRIES, INC.

By:
Name:
Its:

DIRECTOR:

[Director Name]